February 16, 2023

Dear Jason,

In recognition of the critical role you play in execution of the separation of the Outdoor Products and Shooting Sports segments within Vista Outdoor and delivering value for our shareholders, we would like to offer you retention in the form of Restricted Stock Units (“RSUs”) for a total of 18,776 shares for a value of $524,977 (based on the COB VSTO share price of $27.96 as of February 16th, 2023) will grant on February 16th, 2023 (“Grant Date”). As an equity holder in our company, you will participate in the rewards from delivering long-term shareholder value. The details of the RSU grants and vesting schedule follows below, subject to your continued employment with Vista Outdoor through the respective vesting dates.

•25% or 4,694 shares will vest on the first anniversary of the grant date regardless of the execution status of the separation.

•75% or 14,082 shares will vest on the second anniversary of the grant date contingent on the execution of the separation.

Additional Terms and Conditions of Equity Awards
Within two weeks, you will receive additional information from E*Trade about how to accept your available equity award online. Your receipt of equity is subject to your acceptance of the terms and conditions of the materials provided to you at the time of your acceptance of the award through E*Trade’s online system, including the Vista Outdoor Inc. 2020 Stock Incentive Plan, the award agreement evidencing the award and the plan’s prospectus, as well any other applicable company policies. It is important that you read all of the documents associated with each award carefully.

Navigating the E*Trade System
In order to be eligible for equity awards, you must log on to E*TRADE and complete the grant acceptance process by following the instructions below:

•Existing E*TRADE Stock Plan Accounts:  If you already have an active E*TRADE stock plan account for Vista Outdoor please log-on to your account at https://us.etrade.com/stock-plans and complete the grant acceptance process, after you receive notification from E*Trade that your awards have been loaded to the system.

If you need technical assistance with the grant acceptance process or accessing your account, please call E*TRADE’s U.S. Service Center at 800.838.0908 (Monday through Friday, 8:00 a.m. to 9:00 p.m. (Eastern).

In the event you voluntary resign or terminated for Cause prior to the vesting dates, you will forfeit any future RSU vesting that you have not already received. If you are terminated without Cause prior to the vesting date, you will receive any outstanding unvested RSUs that would of vested had you remained employed for 12 months following such termination of employment and such RSUs shall vest and be settled on the 60th day following the termination date. For purposes of this letter, “Cause” means: (i) your failure to perform your duties of employment; (ii) your engaging in any act of dishonesty, wrongdoing or moral turpitude or violation of the company’s Code of Conduct or other applicable company policy or rule; (iii) your breach of your duty of loyalty; or (iv) your failure to comply with any confidentiality, non-solicitation or non-compete agreement with the company or other obligations you have to protect the company or its customer trade secrets or confidential or proprietary information.

The terms of this letter do not constitute an employment agreement; your pay and benefits will follow Vista Outdoor’s compensation and benefits programs which are subject to change.

All employment at Vista Outdoor is at the mutual will of Vista Outdoor and the employee and either party may terminate the employment relationship at any time and for any reason, with or without cause or notice. The at-will employment relationship cannot be altered, unless it is done so in writing and signed by our Chief Executive Officer.

This retention award is confidential; your communication of this retention award to other Vista Outdoor employees will result in the forfeiture of the entire retention award.

To confirm acceptance of the retention RSUs, please sign, date and return to Mike Olin, Director of Compensation via email at Michael.Olin@VistaOutdoor.com.